EXHIBIT 99.1

LEONARD JOINS THE HILLMAN COMPANIES

Cincinnati, OH, March 4, 2015 – The Hillman Companies, Inc. (NYSE-Amex: HLM.Pr) (the “Company” or “Hillman”) and The Hillman Group, Inc., a subsidiary of the Company, announced today that Jeffrey S. Leonard will join Hillman as Executive Vice President of Finance on March 16, 2015 and will be appointed as Chief Financial Officer on April 1, 2015.

Mr. Leonard, age 47, is a seasoned business executive with broad experience across various industries.  Throughout his career, Mr. Leonard has been actively involved with mergers and acquisitions, strategic business development, and building world class financial teams.  Former roles include serving as the Executive Vice President and Chief Financial Officer of Baker & Taylor, Inc., a $1.6 billion private equity owned distributor of physical and digital books as well as video and music products.  Prior to 2008, Mr. Leonard was Senior Vice President, Financial Planning and Analysis and Treasurer of Houghton Mifflin Harcourt/Harcourt Education Group.  Prior to 2006, Mr. Leonard was Vice President, Operations Finance and held other positions with HD Supply/Hughes Supply, Inc.  Prior to 1999, Mr. Leonard was Corporate Controller of Planet Hollywood, Inc.  Mr. Leonard began his career as an Audit Manager with PriceWaterhouseCoopers from 1990 to 1996.  Mr. Leonard holds a B.S. degree in Accounting and a Master of Accountancy degree from Miami University and is a certified public accountant (inactive).

James P. Waters, CEO, commented:  “We are very pleased to bring Mr. Leonard on board.  We believe that his experiences will greatly benefit the company and its customers in this period of continued expansion.  Jeff, working together with the rest of the Hillman executive team, is well positioned to carry on Hillman’s established tradition of strong customer service as a leading distributor in the hardware industry.”

About The Hillman Companies

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags, and related hardware items to over 26,000 retail customers in the U.S., Canada, Mexico, South America, and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories.  Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

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The Hillman Companies Contact:
+1 513-851-4900, ext. 60292